Filed Pursuant to Rule 433
Registration No. 333-223208
July 16, 2019
FREE WRITING PROSPECTUS
(To Prospectus dated February 26, 2018,
Prospectus Supplement dated February 26, 2018,
and Equity Index Underlying Supplement dated February 26, 2018)

Structured Investments	HSBC USA Inc. $ Autocallable Market Plus Notes Linked to the S&P 500® Index due July 25, 2024 (the “Notes”)

General

•	Terms used in this free writing prospectus are described or defined herein, and in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. The Notes will have the terms described herein and in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. The Notes do not guarantee any return of principal, and you may lose up to 100% of your initial investment. The Notes will not bear interest.
•	This free writing prospectus relates to a single note offering. The purchaser of a Note will acquire a security linked to the Reference Asset described below.
•	Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in the Reference Asset or as to the suitability of an investment in the Notes.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing July 25, 2024.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, the terms set forth below will supersede.
•	Any payment on the Notes is subject to the Issuer’s credit risk.

Key Terms

Issuer:	HSBC USA Inc.
Reference Asset:	The S&P 500® Index (“SPX”)
Principal Amount:	$1,000 per Note
Trade Date:	July 19, 2019
Pricing Date:	July 19, 2019
Original Issue Date:	July 24, 2019
Averaging Dates:	July 16, 2024, July 17, 2024, July 18, 2024, July 19, 2024 and July 22, 2024 (the “Final Valuation Date”), subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement
Maturity Date:	3 business days after the Final Valuation Date and is expected to be July 25, 2024. The Maturity Date is subject to adjustment as described in “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Automatic Call Feature:	The Notes will be automatically called if the Official Closing Level of the Reference Asset on any Observation Date is equal to or greater than the Call Level. If the Notes are called, HSBC will pay you on the applicable Call Payment Date a cash payment per Note equal to your Principal Amount plus the applicable Call Premium. No further amounts will be owed to you under the Notes.
Observation Dates:	August 7, 2020, July 21, 2021, July 20, 2022 and July 20, 2023, subject to postponement as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Call Payment Dates:	Three business days following the applicable Observation Date. The Call Payment Dates are subject to postponement as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Call Premiums:	If the Notes are called on any Observation Date, you will receive a payment on the relevant Call Payment Date calculated as follows:
$1,000 × Reference Return
Payment at Maturity:	If the Notes are not called prior to maturity, you will receive a payment on the Maturity Date calculated as follows:
If the Final Level is equal to or greater than the Initial Level, HSBC will pay you:
$1,000 + ($1,000 × Reference Return).
If the Final Level is less than the Initial Level but greater than or equal to the Trigger Level, HSBC will pay you:
$1,000
If the Final Level is less than the Trigger Level, HSBC will pay you:
$1,000 + ($1,000 × Reference Return).
In this case, you will have a loss of principal that is proportionate to the decline in the Final Level from the Initial Level and you will lose some or all of your initial investment. For additional clarification, please see “Hypothetical Examples” herein.
Reference Return:	The quotient, expressed as a percentage, calculated as follows:
Final Level – Initial Level
Initial Level
Call Level:	127.00% of the Initial Level
Trigger Level:	55.00% of the Initial Level
Initial Level:	The Official Closing Level of the Reference Asset on the Pricing Date.
Final Level:	If the Notes are automatically called, the Final Level will equal the Official Closing Level on the applicable Observation Date, as determined by the Calculation Agent. If the Notes are not subject to an automatic call, the Final Level will equal the arithmetic average of the Official Closing Level of the Reference Asset on each of the Averaging Dates, as determined by the Calculation Agent.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Selected Risk Considerations—The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
Calculation Agent:	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN:	40435USW5 / US40435USW52
Form of the Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 5 of this document and “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and page S-1 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus, or the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of our affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates will be used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 11 of this free writing prospectus.

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC will act as placement agents for the Notes. The placement agents will forgo fees for sales to fiduciary accounts. The total fees represent the amount that the placement agents receive from sales to accounts other than such fiduciary accounts. The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $920 and $960 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” above and “Selected Risk Considerations” beginning on page 5 of this document for additional information.

	Price to Public(1)	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000.00	$30.00	$970.00
Total	$	$	$

(1) Certain fiduciary accounts purchasing the Notes will pay a purchase price of $970.00 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan

Placement Agent

July [●], 2019

Additional Terms Specific to the Notes

This free writing prospectus relates to a single note offering linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the Note offering relates only to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any securities included in the Reference Asset or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Equity Index Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 5 of this free writing prospectus and “Risk Factors” beginning on page S-1 of the accompanying Equity Index Underlying Supplement and page S-1 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and the Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1 866-811-8049.

You may also obtain:

•	The Equity Index Underlying Supplement at:

https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

•	The prospectus supplement at:

https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

•	The prospectus at:

https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. The Trade Date, the Pricing Date and the other terms of the Notes are subject to change, and will be set forth in the final pricing supplement relating to the Notes. In the event of any material changes to the terms of the Notes, we will notify you.

Investor Suitability

The Notes may be suitable for you if:

•	You seek an investment with a return linked to the potential positive performance of the Reference Asset and you believe that the level of the Reference Asset will increase over the term of the Notes.

•	You are willing to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is less than zero if the Final Level is less than the Trigger Level.

•	You are willing to hold the Notes that will be automatically called on any of the Observation Dates on which the Official Closing Level of the Reference Asset is at or above the Call Level.

•	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

•	You are willing to forgo dividends or other distributions paid to holders of the stocks included in the Reference Asset.

•	You do not seek current income from your investment.

•	You do not seek an investment for which there is an active secondary market.

•	You are willing to hold the Notes to maturity.

•	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

•	You believe that the Official Closing Level of the Reference Asset on each Observation Date will be less than the Call Level or that the Reference Return will not be sufficiently positive to provide you with your desired return.

•	You are unwilling to make an investment that is exposed to the negative Reference Return on a 1-to-1 basis for each percentage point that the Reference Return is less than zero if the Final Level is less than the Trigger Level.

•	You are unable or unwilling to hold the Notes that will be automatically called on any of the Observation Dates on which the Official Closing Level of the Reference Asset is at or above the Call Level, or you are unable or unwilling to hold the Notes to maturity.

•	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

•	You seek an investment that provides full return of principal.

•	You prefer to receive the dividends or other distributions paid on the stocks included in the Reference Asset.

•	You seek current income from your investment.

•	You seek an investment for which there will be an active secondary market.

•	You are unable or unwilling to hold the Notes to maturity.

•	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — The Notes provide the opportunity to participate in the appreciation of the Reference Asset. If the Notes are called on any Observation Date, or if the Final Level is greater than the Initial Level, in addition to the Principal Amount, you will receive, on the relevant Call Payment Date or at maturity, as applicable, a return on the Notes equal to the Reference Return. Because the Notes are our senior unsecured debt obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

•	CONTINGENT REPAYMENT OF PRINCIPAL — If the Final Level is greater than or equal to the Trigger Level, you will receive at least the Principal Amount at maturity, even if the Final Level is below the Initial Level. If the Final Level is less than the Trigger Level, you will lose 1% of your Principal Amount for every 1% that the Final Level is less than the Trigger Level. If the Reference Return is -100%, you will lose your entire investment.

•	DIVERSIFICATION OF THE S&P 500® INDEX — The return on the Notes is linked to the S&P 500® Index. The S&P 500® Index consists of 500 U.S. stocks. For additional information about the Reference Asset, see the information set forth under “The S&P 500® Index” in the Equity Index Underlying Supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the component securities of the Reference Asset. These risks are explained in more detail in the “Risk Factors” sections of the accompanying Equity Index Underlying Supplement and prospectus supplement.

•	SUITABILITY OF THE NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this free writing prospectus. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset and will depend on whether and the extent to which the Official Closing Level of the Reference Asset on each Observation Date is at or above the Call Level and whether the Final Level exceeds the Trigger Level. If the Notes are not called, HSBC will only pay you the Principal Amount of your Notes if the Final Level is greater than or equal to the Trigger Level and will only make such payment at maturity. If the Notes are not called and the Final Level is less than the Trigger Level, you will lose some or all of your initial investment in an amount proportionate to the decline in the Final Level from the Initial Level.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

•	REINVESTMENT RISK — If your Notes are automatically called, the term of the Notes may be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the maturity date. No portion of the fees and commissions described on the cover page will be repaid if the Notes are automatically called.

•	THE AMOUNT PAYABLE ON THE NOTES IS NOT LINKED TO THE LEVEL OF THE REFERENCE ASSET AT ANY TIME OTHER THAN ON THE OBSERVATION DATES AND THE AVERAGING DATES — If the Notes are subject to an automatic call, the Final Level will equal the Official Closing Level of the Reference Asset on the applicable Observation Date, and, if the Notes are not subject to an automatic call, the Final Level will be the arithmetic average of the Official Closing Level of the Reference Asset on each of the Averaging Dates, in each case subject to postponement for non-trading days and certain market disruption events. Even if the level of the Reference Asset appreciates during the term of the Notes other than on the Observation Dates or the Averaging Dates but then decreases on the Observation Dates or the Averaging Dates to a level that is less favorable, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Reference Asset prior to such decrease. Although the actual level of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than the Final Level, the Payment at Maturity will be based solely on the Official Closing Levels of the Reference Asset on the Observation Dates or the Averaging Dates.

•	MORE FAVORABLE CALL PREMIUMS OR LOWER TRIGGER LEVELS ARE GENERALLY ASSOCIATED WITH REFERENCE ASSETS WITH GREATER EXPECTED VOLATILITY AND THEREFORE CAN INDICATE A GREATER RISK OF LOSS — "Volatility" refers to the frequency and magnitude of changes in the level of the Reference Asset. The greater the expected volatility with respect to the Reference Asset on the Pricing Date, the higher the expectation as of the Pricing Date that the Final Level of the Reference Asset could close below its Trigger Level, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a more favorable call premium payment than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as a lower Trigger Level or a more favorable Call Premium) than for similar securities linked to the performance of the Reference Asset with a lower expected volatility as of the Pricing Date. You should therefore understand that a more favorable Call Premium may indicate an increased risk of loss. Further, a relatively lower Trigger Level may not necessarily indicate that the Notes have a greater likelihood of a repayment of principal at maturity. The volatility of the Reference Asset can change significantly over the term of the Notes. The level of the Reference Asset could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Reference Asset and the potential to lose some or all of your principal at maturity.

•	THE ESTIMATED INITIAL VALUE OF THE NOTES, WHICH WILL BE DETERMINED BY US ON THE PRICING DATE, WILL BE LESS THAN THE PRICE TO PUBLIC AND MAY DIFFER FROM THE MARKET VALUE OF THE NOTES IN THE SECONDARY MARKET, IF ANY — The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we pay to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

•	THE PRICE OF YOUR NOTES IN THE SECONDARY MARKET, IF ANY, IMMEDIATELY AFTER THE PRICING DATE WILL BE LESS THAN THE PRICE TO PUBLIC — The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

•	IF HSBC SECURITIES (USA) INC. WERE TO REPURCHASE YOUR NOTES IMMEDIATELY AFTER THE ORIGINAL ISSUE DATE, THE PRICE YOU RECEIVE MAY BE HIGHER THAN THE ESTIMATED INITIAL VALUE OF THE NOTES — Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may be initially used for customer account statements, if any, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 6 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities included in the Reference Asset would have. An investment in the Notes may return less than a hypothetical investment in the securities included in the Reference Asset.

•	POTENTIALLY INCONSISTENT RESEARCH, OPINIONS OR RECOMMENDATIONS BY HSBC AND JPMORGAN — HSBC, JPMorgan, or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Reference Asset, and therefore, the market value of the Notes.

•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market. However, it is not required to do so and may cease making such offers at any time if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.

•	POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging its obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the Notes. HSBC and the Calculation Agent are under no obligation to consider your interests as a holder of the Notes in taking any corporate actions or other actions that might affect the level of the Reference Asset and the value of the Notes.

•	The Notes are Not Insured OR GUARANTEED by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

•	HISTORICAL PERFORMANCE OF THE REFERENCE ASSET SHOULD NOT BE TAKEN AS AN INDICATION OF ITS FUTURE PERFORMANCE DURING THE TERM OF THE NOTES — It is impossible to predict whether the level of the Reference Asset will rise or fall. The Reference Asset will be influenced by complex and interrelated political, economic, financial and other factors.

•	MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Reference Asset in the manner described herein, and calculating the amounts that we are required to pay you on the Notes, or from properly hedging its obligations under the Notes. These events may include disruptions or suspensions of trading in the markets as a whole. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes or prevents the Calculation Agent from determining the Reference Return or Payment at Maturity in the ordinary manner, the Calculation Agent will determine the Reference Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your Notes.

•	UNCERTAIN TAX TREATMENT — For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Notes) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the accompanying prospectus supplement) of a Note is required to accrue income in respect of the Notes prior to the receipt of payments with respect to the Notes or their earlier sale. Moreover, it is possible that a non-U.S. holder of the Notes could be subject to U.S. withholding tax in respect of the Notes. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Notes.

•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate on the equity securities included in the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events that affect the Reference Asset or the stock markets generally; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Hypothetical Examples

The below scenario analysis and examples are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Reference Asset relative to its Initial Level. We cannot predict the Final Level or the Official Closing Level of the Reference Asset on any Observation Date. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Reference Asset. The following scenario analysis and examples are based on the following assumptions (the actual Initial Level, Call Level and Trigger Level for the Notes will be determined on the Pricing Date):

Hypothetical Initial Level:	1,000
Hypothetical Call Level:	1,270 (which is equal to 127.00% of the hypothetical Initial Level)
Hypothetical Trigger Level:	550 (which is equal to 55.00% of the hypothetical Initial Level)

The following table illustrates the hypothetical total return at maturity on the Notes if the Notes are not called prior to maturity. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Reference Return	Hypothetical Total Return*
2,000.00	100.00%	100.00%
1,800.00	80.00%	80.00%
1,700.00	70.00%	70.00%
1,500.00	50.00%	50.00%
1,400.00	40.00%	40.00%
1,300.00	30.00%	30.00%
1,200.00	20.00%	20.00%
1,100.00	10.00%	10.00%
1,000.00	0.00%	0.00%
950.00	-5.00%	0.00%
900.00	-10.00%	0.00%
800.00	-20.00%	0.00%
700.00	-30.00%	0.00%
600.00	-40.00%	0.00%
550.00	-45.00%	0.00%
500.00	-50.00%	-50.00%
400.00	-60.00%	-60.00%
200.00	-80.00%	-80.00%
0.00	-100.00%	-100.00%

* If the Final Level is less than the Trigger Level, you will lose 1% of your principal for each 1% that the Final Level is less than the Initial Level.

The following table illustrates the hypothetical total return on the Notes if the Notes are automatically called prior to maturity. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment received on the applicable Call Payment Date per $1,000 Principal Amount to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Reference Return	Hypothetical Total Return*
2,000.00	100.00%	100.00%
1,800.00	80.00%	80.00%
1,700.00	70.00%	70.00%
1,500.00	50.00%	50.00%
1,400.00	40.00%	40.00%
1,300.00	30.00%	30.00%
1,270.00*	27.00%	27.00%

* The Notes will be automatically called if the Official Closing Level of the Reference Asset on the applicable Observation Date is equal to or greater than the Call Level (127.00% of the Initial Level).

The following examples illustrate the hypothetical total return upon an automatic call or maturity.

Example 1 — The Notes are called on the second Observation Date

Dates	Official Closing Level/Final Level	Payment (per Note)
First Observation Date	1,100.00 (below Call Level)	N/A
Second Observation Date	1,300.00 (at or above Call Level)	$1,300.00 (Payment upon an Automatic Call)
Total Payment: $1,300.00 (30.00% return)

Since the Notes are called on the second Observation Date, HSBC will pay you on the applicable Call Payment Date a total of $1,300.00 per $1,000 Note, reflecting your Principal Amount plus the Call Premium of $1,000 × 30.00% = $300.00. The total return on the Notes would be 30.00%. No further amount will be owed to you under the Notes.

Example 2 — The Notes are called on the fourth Observation Date

Dates	Official Closing Level/Final Level	Payment (per Note)
First Observation Date	900.00 (below Call Level)	N/A
Second Observation Date	1,250.00 (below Call Level)	N/A
Third Observation Date	1,200.00 (below Call Level)	N/A
Fourth Observation Date	1,350.00 (at or above Call Level)	$1,350.00 (Payment upon an Automatic Call)
Total Payment: $1,350.00 (35.00% return)

Since the Notes are called on the fourth Observation Date, HSBC will pay you on the applicable Call Payment Date a total of $1,350.00 per $1,000 Note, reflecting your Principal Amount plus the Call Premium of $1,000 × 35.00% = $350.00. The total return on the Notes would be 35.00%. No further amount will be owed to you under the Notes.

Example 3 — The Notes are NOT called on any of the Observation Dates and the Final Level of the Reference Asset is greater than or equal to the Initial Level

Dates	Official Closing Level/Final Level	Payment (per Note)
First Observation Date	900.00 (below Call Level)	N/A
Second Observation Date	1,250.00 (below Call Level)	N/A
Third Observation Date	1,200.00 (below Call Level)	N/A
Fourth Observation Date	1,150.00 (below Call Level)	N/A
Averaging Dates	1,050.00 (at or above Initial Level)	$1,050.00 (Payment at Maturity)
Total Payment: $1,050.00 (5.00% return)

Since the Notes are not called and the Final Level of the Reference Asset is above the Initial Level, HSBC will pay you a total of $1,050 at maturity per $1,000 Note, calculated as follows:

$1,000 + ($1,000 × 5.00%) = $1,050.00

The total return on the Notes would be 5.00%.

Example 4 — The Notes are NOT called on any of the Observation Dates and the Final Level of the Reference Asset is greater than or equal to the Trigger Level

Dates	Official Closing Level/Final Level	Payment (per Note)
First Observation Date	900.00 (below Call Level)	N/A
Second Observation Date	1,250.00 (below Call Level)	N/A
Third Observation Date	1,200.00 (below Call Level)	N/A
Fourth Observation Date	1,150.00 (below Call Level)	N/A
Averaging Dates	850.00 (at or above Trigger Level; below Initial Level)	$1,000.00 (Payment at Maturity)
Total Payment: $1,000.00 (0.00% return)

Since the Notes are not called and the Final Level of the Reference Asset is above the Trigger Level but below the Initial Level, HSBC will pay you a total of $1,000 at maturity per $1,000 Note, reflecting your Principal Amount. The total return on the Notes would be 0.00%.

Example 5 — The Notes are NOT called on any of the Observation Dates and the Final Level of the Reference Asset is below the Trigger Level

Dates	Official Closing Level/Final Level	Payment (per Note)
First Observation Date	900.00 (below Call Level)	N/A
Second Observation Date	1,250.00 (below Call Level)	N/A
Third Observation Date	1,200.00 (below Call Level)	N/A
Fourth Observation Date	1,050.00 (below Call Level)	N/A
Averaging Dates	400.00 (below Trigger Level)	$400.00 (Payment at Maturity)
Total Payment: $400.00 (-60.00% return)

Since the Notes are not called and the Final Level of the Reference Asset is below the Trigger Level, HSBC will pay you a total of $400.00 at maturity per $1,000 Note, calculated as follows:

$1,000 + ($1,000 × -60.00%) = $400.00

The total return on the Notes would be -60.00%

Information Relating to the Reference Asset

General

This free writing prospectus is not an offer to sell and it is not an offer to buy any of the securities comprising the Reference Asset. All disclosures contained in this free writing prospectus regarding the Reference Asset, including its make-up, performance, method of calculation and changes in its components, where applicable, are derived from publicly available information. Neither HSBC nor any of its affiliates has made any independent investigation as to the information about the Reference Asset that is contained in this free writing prospectus. You should make your own investigation into the Reference Asset.

The S&P 500® Index (“SPX”)

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries. The top 5 industry groups by market capitalization as of June 28, 2019 were: Information Technology, Health Care, Financials, Consumer Discretionary and Communication Services.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-43 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the Reference Asset

The following graph sets forth the historical performance of the Reference Asset based on the daily historical closing levels from July 15, 2009 through July 15, 2019. We obtained the closing levels below from the Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

The historical levels of the Reference Asset should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Levels on any Observation Date or the Averaging Dates. We cannot give you assurance that the performance of the Reference Asset will result in the return of any of your initial investment.

Historical Performance of the SPX

Events of Default and Acceleration

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Key Terms” in this free writing prospectus. In that case, the five trading days preceding the date of acceleration will be used as the Averaging Dates for purposes of determining the accelerated Reference Return (including the Final Level). The accelerated Maturity Date will be the fifth business day following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, acting as placement agents, at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Notes. The placement agents for the Notes will receive a fee that will not exceed $30.00 per $1,000 Principal Amount. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes. However, it is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice. Certain fiduciary accounts purchasing the Notes will pay a purchase price of $970.00 per Note, and the placement agents with respect to sales made to such accounts will forgo any fees.

Delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth above, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

Tax Considerations

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, the Notes should be treated as pre-paid executory contracts with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat the Notes as pre-paid executory contracts with respect to the Reference Asset. Pursuant to this approach we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we generally intend to treat any gain or loss upon maturity or an earlier sale, exchange, or call as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any of the entities whose stock is included in the Reference Asset would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Reference Asset were treated as a PFIC or USRPHC, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Reference Asset and consult your tax advisor regarding the possible consequences to you, if any, if one or more of the entities whose stock is included in the Reference Asset is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting the Reference Asset or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of the Reference Asset or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.